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                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)



                              WSI Industries, Inc.
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                                (Name of Issuer)

                         Common Stock, $0.10 par value
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                         (Title of Class of Securities)

                                  92932 Q 10 2
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                                 (CUSIP Number)

                               December 31, 2004
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 92932Q 10 2                  13G                     Page 2 of 6 Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Michael J. Pudil
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        United States of America
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     Number of             5.      Sole Voting Power

      Shares                       180,000
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     180,000
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power


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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person


--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


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 11.    Percent of Class Represented by Amount in Row (9)

        6.6%
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 12.    Type of Reporting Person (See Instructions)

        IN
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                                                               PAGE 3 OF 6 PAGES


ITEM 1.

         (a)      Name of Issuer
                  The name of the issuer is WSI Industries, Inc.

         (b)      Address of Issuer's Principal Executive Offices
                  The address of the principal executive offices of the Issuer is 213 Chelsea Road, Monticello, MN 55362

ITEM 2.

         (a) Name of Person Filing. This statement is being filed by Michael J. Pudil

         (b) Address of Principal Business Office or, if none, Residence. The principal address of the Reporting Person is 213 Chelsea Road, Monticello, MN 55362

         (c)      Citizenship.   United States of America

         (d)      Title of Class of Securities.  Common Stock, $0.10 par value

         (e)      CUSIP Number.  92932 Q 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      /_/    Broker or Dealer registered under Section 15 of the Act

         (b)      /_/    Bank as defined in Section 3(a)(6) of the Act

         (c)      /_/    Insurance Company as defined in Section 3(a)(19) of the
                         Act

         (d)      /_/    Investment Company registered under Section 8 of the
                         Investment Company Act

         (e)      /_/    Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940

         (f)      /_/    Employee Benefit Plan, Pension Fund which is subject to
                         the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see Section
                         240.13d-1(b)(1)(ii)(F)

         (g)      /_/    Parent Holding Company, in accordance with Section
                         240.13d-1(b)(ii)(G) (Note:  See Item 7)

         (h)      /_/    Group, in accordance with Section 240.13d-1(b)(ii)(H)


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                                                               PAGE 4 OF 6 PAGES


ITEM 4.  OWNERSHIP

     (a) Amount beneficially owned: Options to purchase 180,000 shares of Common Stock exercisable within 60 days of December 31, 2004.

     (b) Percent of Class: 6.6% based upon 2,557,629 shares of the issuer outstanding as of December 31, 2004 as reported in its Quarterly Report on Form 10-Q for the quarter ended November 28, 2004.

     (c) Of the shares beneficially owned by the Reporting Person, he has the power to vote or dispose of the shares as follows:

          (i) Sole power to vote or direct the vote: 180,000 shares of Common Stock (including options)

          (ii) Shared power to vote or direct the vote: 0

          (iii) Sole power to dispose or direct the disposition of: 180,000 shares of Common Stock (including options)

          (iv) Shared power to dispose or direct the disposition of: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable



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                                                               PAGE 5 OF 6 PAGES

ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






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                                                               PAGE 6 OF 6 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      /s/ Michael J. Pudil
Dated: January 26, 2005               ------------------------------------------
                                      Michael J. Pudil